EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
October 24, 2024	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2024 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2024.

“Throughout the first nine months of 2024, the Federal Home Loan Bank of New York has continued to successfully execute on our mission, meeting the needs of our members and working together to the benefit of the communities we all serve,” said José R. González, president and CEO of the FHLBNY.

Highlights from the third quarter of 2024 include:

•	Net income for the quarter was $183.4 million, an increase of $1.5 million, or 0.8%, from net income of $181.9 million for the third quarter of 2023. Net interest income for the quarter was $237.2 million, a decrease of $5.3 million, or 2.2%, from $242.4 million in the third quarter last year. Non-interest income increased by $23.3 million in the third quarter of 2024 compared with the prior year’s quarter, mainly due to an increase in unrealized fair value gains on derivatives, hedged items and trading securities. Non-interest expense increased by $16.2 million to $68.4 million in the third quarter of 2024, primarily due to larger voluntary contributions for housing and community development initiatives and increases in headcount.

•	Return on average equity (“ROE”) for the quarter was 8.29% (annualized), compared to ROE of 9.13% for the third quarter of 2023.

•	As of September 30, 2024, total assets were $155.5 billion, a decrease of $2.8 billion, or 1.8%, from total assets of $158.3 billion at December 31, 2023. As of September 30, 2024, advances were $106.4 billion, a decrease of $2.5 billion, or 2.3%, from $108.9 billion at December 31, 2023.

•	As of September 30, 2024, total capital was $8.4 billion, an increase of $0.2 billion from total capital of $8.2 billion at December 31, 2023. The FHLBNY’s retained earnings increased by $0.2 billion to $2.5 billion as of September 30, 2024, of which $1.3 billion was unrestricted retained earnings and $1.2 billion was restricted retained earnings. At September 30, 2024, the FHLBNY met its regulatory capital ratios and liquidity requirements.

•	The FHLBNY allocated $20.4 million from its third quarter 2024 earnings for its Affordable Housing Program.

The FHLBNY expects to file its Form 10-Q for the third quarter of 2024 with the U.S. Securities and Exchange Commission on or before November 7, 2024.

Selected Balance Sheet Items (dollars in millions)
	September 30,	December 31,
	2024	2023	Change

Advances	$106,435	$108,890	$(2,455)
Mortgage loans held for portfolio	2,308	2,180	128
Mortgage-backed securities	19,736	19,582	154
Liquidity assets	24,581	25,340	(759)
Total assets	$155,454	$158,333	$(2,879)

Consolidated obligations	$143,809	$145,476	$(1,667)
Capital stock	6,014	6,050	(36)
Unrestricted retained earnings	1,309	1,277	32
Restricted retained earnings	1,178	1,061	117
Accumulated other comprehensive income	(85)	(143)	58
Total capital	$8,416	$8,245	$171

Capital-to-assets ratio (GAAP)	5.41%	5.21%
Capital-to-assets ratio (Regulatory)	5.47%	5.30%

Operating Results (dollars in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change

Total interest income	$2,316.6	$2,030.7	$285.9	$6,916.0	$6,264.1	$651.9
Total interest expense	2,079.4	1,788.3	291.1	6,166.1	5,517.2	648.9
Net interest income	237.2	242.4	(5.2)	749.9	746.9	3.0
Provision (Reversal) for credit losses	0.1	(0.1)	0.2	(0.7)	1.8	(2.5)
Net interest income after provision for credit losses	237.1	242.5	(5.4)	750.6	745.1	5.5
Non-interest income (loss)	35.1	11.8	23.3	88.2	70.7	17.5
Non-interest expense	68.4	52.2	16.2	188.5	153.3	35.2
Affordable Housing Program assessments	20.4	20.2	0.2	65.1	66.3	(1.2)
Net income	$183.4	$181.9	$1.5	$585.2	$596.2	$(11.0)

Return on average equity	8.29%	9.13%		9.09%	9.54%
Return on average assets	0.43%	0.48%		0.46%	0.48%
Net interest margin	0.56%	0.64%		0.59%	0.60%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of September 30, 2024, the FHLBNY serves 338 financial institutions and housing associates in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.